FIRST AMENDMENT TO
                                 AUGUST 1, 2005
                       GLOBAL GOLD CORPORATION- JAN DULMAN
                              EMPLOYMENT AGREEMENT


                  AMENDMENT dated as of the 1st day of May, 2006 between Global Gold Corporation, a Delaware corporation (the "Company"), and Jan Dulman (the "Employee") to the Employment Agreement between the parties dated as of August 15, 2005 (the "Agreement").

                              W I T N E S S E T H :

                  WHEREAS, the Company has made the Employee Controller and needs the more active service of the Employee in light of the Company's expanding efforts to obtain and exploit mining projects and increased financial, reporting, and business development obligations;

                   WHEREAS, the Corporation and the Employee desire to enter into an amendment of the Agreement on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, the parties hereto agree as follows:

1. CHANGE IN TIME COMMITMENT. Effective May 1, 2006, the Employee agrees to devote 60% of his available business time to the performance of his duties under the Agreement, as amended. Section 1(b) of the Agreement is amended to replace the term "20%" in the first sentence and the second sentence as well as in
Section 3 (c) with the term "60%". Employee understands that travel and specifically foreign travel may be required.

2. COMPENSATION. The Company increases the annual sum payable to the Employee as base compensation salary under the Agreement to $60,000 effective as of May 1, 2005. Section 3(a) is amended accordingly and to establish the monthly installment amount as "$5,000". In addition, and contingent on both (a) the approval of a Stock Incentive/Option Plan by the Shareholders and (b) the approval of the Compensation Committee (which will be proposed to the directors at their next meeting), Employee shall be awarded stock options to acquire common stock of Company at the rate of 50,000 per year form May 1, 2006 through the term of the Agreement (totaling 62,500) all in accordance with the terms and conditions of (a) and (b) above. If either of (a) a Stock Incentive/Option Plan is not adopted, or (b) a Compensation Committee is not formed or does not approve the anticipated grant of options, then the parties shall renegotiate an appropriate increase in the equity portion of Employee's compensation. The Company shall also provide health and other benefits to Employee in accordance with the Company's plan.

3. CHANGE OF COMPANY ADDRESS. The parties acknowledge that the Company has changed its address to 45 East Putnam Avenue, Greenwich, CT 06830.

4. AMENDMENT TO RESTRICTED STOCK AWARD. In addition, the parties agree that Shares awarded under the Restricted Stock Award executed in conjunction with the Agreement shall immediately vest if the company is sold or if Employee's employment terminates for reasons other than Employee's voluntary resignation or the Company's termination for cause.

5. SURVIVAL OF AGREEMENT. This Amendment is limited as specified above and shall not constitute a modification or waiver of any other provision of the Agreement except as required by terms agreed here. Except as specifically amended by this Amendment the Agreement terms shall remain in full force and effect and all of its terms are hereby ratified and confirmed.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

         GLOBAL GOLD CORPORATION

         By__________________________________   ________________________________
         Drury J. Gallagher, Chairman and CEO   Jan Dulman